SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) March 26, 1997
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                               XAVIER CORPORATION
                               ------------------
             (Exact name of registrant as specified in its charter)



      Delaware                        0-28204                  76-0490006
      --------                        -------                  ----------
(State or other jurisdiction        (Commission               (IRS Employer
of incorporation)                   File Number)            Identification No.)



               1600 Smith Street, Suite 4700, Houston, Texas 77002
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              (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code 713-652-5111
                                                   ------------

                                 Not applicable.
                                 ---------------
         (Former name or former address, if changed since last report.)

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ITEM 5. OTHER EVENTS.

Potential Loss of Licenses.

        The Registrant is a partner and investor in a joint venture, commonly referred to as the Black Gold Joint Venture ("Black Gold"). Black Gold was formed to enhance oil production from existing oil fields in the Stavropol Region of Southern Russia. The Registrant's interest in Black Gold is 37.5 percent and the Registrant in the recent past has undertaken negotiations on an on-going basis with a view toward reaching a mutual accord with the joint venture partners to continue the development of the Black Gold resources. However, the Registrant has been (on March 26, 1997) formally notified by the Stavropol Regional Government and Ministry of Natural Resources of the Russian Federation of the revocation of licenses held by Black Gold for the Stavropol Region. Although there are various legal and regulatory measures, including rebidding the license, that could be taken, management of the Registrant intends to attempt renegotiating the reinstatement of the license. However, no assurance can be given that the license will be reinstated and that the Black Gold properties will be exploited for the benefit of the Registrant. As of December 31, 1995, the Registrant ascribed to its approximately 37 percent interest in Black Gold, 6.1 million barrels of proved reserves of crude oil. If the license is not reinstated or another acceptable resolution is not negotiated, proved reserves will be lost.

        The Registrant has booked approximately $12.7 million to Black Gold. Of this amount, $8.4 million was acquisition costs (of which $5.1 million was allocated for issuances of Xavier common stock); $4.0 million was development costs (equipment, feasibility studies, and workover rigs); $400,000 was cash advanced to the Joint Venture; and, $100,000 of losses incurred by Black Gold since inception.

        Management believes the rigs and supplies can be redeployed in the Registrant's other business operations in the former Soviet Union, if not used at Black Gold, and/or sold after the convertible notes secured by such equipment are repaid or converted.


Regulation S Private Placements.

        As previously reported, Registrant is undertaking a placement of convertible debentures (the "Debentures") pursuant to Regulation S ("Regulation S") adopted under the Securities Act of 1933, as amended (the "Act"). The Debenture offering is being offered wholly to foreign investors. The maximum authorized aggregate principal amount of the Debentures which may be sold is $7 million, although no minimum amount of Debentures is required to be sold, and the terms of each debenture are separately negotiated with each investor. Registrant has reported previous sales and sales have continued. Registrant expects to sell the $7 million allocation.

        Sales of Debentures were consummated starting on February 20, which sale was previously reported on Form 8-K. All sales were to foreign investors. The

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

Debentures sold to date bear interest at rates of between four and nine percent per annum and are convertible into the Common Stock of the Registrant. The conversion price for each Debenture is a discount to the average closing bid price of the Registrant's Common Stock for some number of consecutive trading days ending on the trading day immediately preceding the date of the conversion. The conversion prices range from 65 to 83 percent of the average "market price" for the applicable trading days. The Debentures have a two or three year term to maturity, with interest only payable in annual and semi-annual installments prior to the maturity date.

        The Debentures, in some cases, were sold coupled with Warrants to acquire shares of Common Stock of the Registrant. The warrants issued with the above described Debentures expire two to three years form the date of issuance.

        The most recent sales of Debentures were consummated on March 26, 1997, for an aggregate amount of $480,000. All sales were to foreign investors. The Debentures sold in the March 11th transaction bear interest at the rate of 7% and 5% per annum and are convertible into the Common Stock of the Registrant at a conversion price equal to the lesser of (i) $1.75 per share, or (ii) 75% of the average closing bid price of the Registrant's Common Stock for the five consecutive trading days ending on the trading day immediately preceding the date of conversion. The Debentures have a three-year term to maturity, with interest only payable in annual installments prior to the maturity date.



                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 XAVIER CORPORATION



Date:  April 3, 1997             By   /s/ Robert S. Parsons
                                     -----------------------
                                        Robert S. Parsons
                                        Vice President & Chief Financial Officer


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